Exhibit 99.2

Execution Version

MASTER TERMS AND CONDITIONS FOR PREPAID VARIABLE SHARE FORWARD TRANSACTIONS
BETWEEN ROYAL BANK OF CANADA AND QH HUNGARY HOLDINGS LIMITED

The purpose of this Master Terms and Conditions for Prepaid Variable Share Forward Transactions (including the Annex hereto, the “Master Confirmation”), dated as of May 26, 2020, is to set forth certain terms and conditions for one or more prepaid variable share forward transactions that QH Hungary Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (“Counterparty”) will enter into with Royal Bank of Canada (“Dealer”) from time to time. Each such transaction (a “Transaction”) entered into between Dealer and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), with such modifications thereto as to which Counterparty and Dealer mutually agree. This Master Confirmation and a Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

1.       The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation.

This Master Confirmation and a Supplemental Confirmation evidence a complete binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Master Confirmation and such Supplemental Confirmation relate. This Master Confirmation and each Supplemental Confirmation form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement, as published by ISDA, as if Dealer and Counterparty had executed that agreement on the date hereof (without any Schedule but with the modifications and elections set forth herein, the “Agreement”). All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Dealer and Counterparty are parties.

THIS MASTER CONFIRMATION, each supplemental confirmation and the agreement WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND THERETO or the transactions contemplated hereby or thereby AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT EITHER PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

Each party will make each payment specified in this Master Confirmation or a Supplemental Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

This Master Confirmation and the Agreement, together with the Supplemental Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Dealer with respect to such Transaction.

2.       Set forth below are the general terms and conditions related to the prepaid variable share forward transactions which, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	Dealer.

Shares:	The common stock, par value USD 1.00 per share, of Quaker Chemical Corporation (the “Issuer”) (Exchange symbol “KWR”), or security entitlements in respect thereof.

Components:	Each Transaction shall be divided into individual Components, each with the terms set forth in this Master Confirmation and the related Supplemental Confirmation, and in particular with the Number of Shares and Scheduled Valuation Dates set forth in the related Supplemental Confirmation. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Shares:	For each Component of a Transaction, as set forth in the related Supplemental Confirmation.

Prepayment:	Applicable.

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Variable Obligation:	Applicable.

Forward Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Forward Cap Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Valuation:

In respect of any Component:

Valuation Dates:	As set forth in the related Supplemental Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component under any Transaction); provided that, if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not or is not deemed to be a Valuation Date in respect of any other Component under any Transaction; provided, further, that, if the Valuation Date for any Component has not occurred pursuant to the preceding proviso as of the Final Disruption Date for such Transaction, the Final Disruption Date shall be the Valuation Date for such Component (irrespective of whether such day is a Valuation Date in respect of any other Component) and the Settlement Price for the Final Disruption Date shall be determined by the Calculation Agent in its good faith and in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Shares for such Component, and (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Scheduled Trading Day on which, as of the Trade Date, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the Trade Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Final Disruption Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time” with the words “at any time prior to the Scheduled Closing Time on any Scheduled Trading Day that otherwise would be a Valuation Date” and replacing the words “(iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer determines in its commercially reasonable judgement, based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and provided that any such adoption of policies or procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner), for Dealer to refrain from or decrease any market activity in connection with the relevant Transaction. Whenever a Regulatory Disruption occurs, Dealer shall notify Counterparty in writing of such occurrence as soon as reasonably practicable under the circumstances and of any Valuation Date(s) affected by it; provided that Dealer shall not be required to communicate to Counterparty the reason for Dealer’s exercise of its rights pursuant to this provision if Dealer reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

Settlement Terms:

In respect of any Component:

Settlement Method Election:	Applicable; provided that the same settlement method shall apply to each Component of a Transaction.

Electing Party:	Counterparty.

Settlement Method Election

Date:	For each Transaction, the date that is ten Scheduled Trading Days before the first Scheduled Valuation Date of any Component of such Transaction.

Default Settlement Method:	Physical Settlement.

Initial Cash Settlement

Payment:	If Cash Settlement is applicable to a Transaction, Counterparty shall pay Dealer the Initial Cash Settlement Amount on the Currency Business Day immediately preceding the first Scheduled Valuation Date. If Counterparty fails to make the foregoing payment or to pay any Forward Cash Settlement Amount when due, Dealer shall be entitled to elect Physical Settlement for the Transaction or one or more Components thereof notwithstanding Counterparty’s election.

Initial Cash Settlement

Amount:	In respect of a Transaction to which Cash Settlement is applicable, an amount in USD equal to (a) the Number of Shares to be Delivered (determined without regard to rounding) multiplied by (b) the Settlement Price (where, only for the purposes of the Initial Cash Settlement Amount, the Settlement Price used for the calculation (including of the Number of Shares to be Delivered) shall equal the closing price of the Shares on the Exchange on the Exchange Business Day immediately preceding the date the Initial Cash Settlement Payment is due (or, if no such closing price is available on such day, such closing price shall be a price determined by the Calculation Agent).

Forward Cash Settlement

Amount:	In respect of a Transaction to which Cash Settlement is applicable, an amount in USD (which may be positive or negative) equal to (a) the “Forward Cash Settlement Amount” as determined under Section 8.5 of the Equity Definitions minus (b)(1) the Initial Cash Settlement Amount divided by (2) the number of Components for such Transaction.

In lieu of Section 8.4(b) of the Equity Definitions, if the Forward Cash Settlement Amount is a positive number, then Counterparty shall pay to Dealer the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date; and if the Forward Cash Settlement Amount is a negative number, then Dealer shall pay to Counterparty the absolute value of the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date.

Settlement Currency:	USD (as defined in the 2006 ISDA Definitions).

Settlement Price:	The volume-weighted average price per Share on the relevant Valuation Date, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “KWR <equity> AQR <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable determination, manifestly erroneous, a price determined by the Calculation Agent in good faith and a commercially reasonable manner.

Settlement Date:	The date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Cash Settlement

Payment Date:	The date that is one Settlement Cycle immediately following the Valuation Date for such Component (or, if such date is not a Currency Business Day, the immediately following Currency Business Day).

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and Section 9.2(a)(iii) of the Equity Definitions.

Share Adjustments; Dividend Payments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transactions” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further, that adjustments may be made to account for any withholding or deduction of taxes (without duplication of any withholding pursuant to the Security Agreement) and changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share or the Transaction.

Excess Cash Dividend:	Any Ordinary Cash Dividend to the extent the Gross Dividend Amount of such Ordinary Cash Dividend, together with any other Ordinary Cash Dividend with an ex-dividend date in the same calendar quarter, exceeds the applicable Contractual Dividend.

Ordinary Cash Dividend:	Any cash dividend or distribution that the Calculation Agent determines is an ordinary, quarterly cash dividend.

Contractual Dividend:	For each Transaction, as set forth in the related Supplemental Confirmation (subject to adjustment by the Calculation Agent in its commercially reasonable judgement in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Extraordinary Extent and subject to adjustment by the Calculation Agent in its commercially reasonable judgement to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).

Gross Dividend Amount:	With respect to an Ordinary Cash Dividend, an amount equal to the actual dividend or distribution per Share before withholding or deduction of taxes at the source by or on behalf of any applicable authority having power to tax in respect of such dividend and excluding any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend or distribution and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Dividend Payment:	Unless a Potential Event of Default with respect to Counterparty, an Event of Default with respect to Counterparty as the Defaulting Party or a Termination Event with respect to Counterparty as sole Affected Party has occurred and is continuing or an Early Termination Date has been designated, Dealer shall release to Counterparty any Ordinary Cash Dividends that are not Excess Cash Dividends, from the Collateral Account and after giving effect to the netting of Taxes (as defined in the Security Agreement) as described under Section 11 of the Security Agreement, on or prior to the first Currency Business Day following the date such Ordinary Cash Dividends were received by Counterparty or Custodian under Section 11 of the Security Agreement. For the avoidance of doubt, such release shall be made without duplication of the release by Dealer described under Section 11 of the Security Agreement.

Cash Dividend Adjustments:	If at any time during the period from, but excluding, the Trade Date to, and including, the Valuation Date, an ex-dividend date for a cash dividend or distribution (excluding an Ordinary Cash Dividend that is not an Excess Cash Dividend) occurs with respect to the Shares, then the Calculation Agent will adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares, or any other variable relevant to the valuation, settlement, payment or other terms of such Component, including requiring Counterparty to make a payment to Dealer, to reflect the impact of such cash dividend or distribution (for the avoidance of doubt, determined on a gross basis) on the theoretical value of such Component.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (i) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (ii) the following phrase shall be inserted at the end thereof: “and (iii) in the case of a Merger Event, of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Announcement Event:	If (i) an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for purposes of this and related provisions, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), a Tender Offer, or other acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration or value exceeds 15 % of the market capitalization of Issuer as of the Announcement Date (such other acquisition or disposition, a “Significant Transaction”) or (ii) there is a public announcement or statement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or Significant Transaction, or any subsequent announcement or statement of a change to such intention (the occurrence of (i) or (ii), an “Announcement Event”), as determined by the Calculation Agent, then the “Consequences of Announcement Event” set forth below shall apply in respect of such Announcement Event. For purposes of any Transaction, a Significant Transaction shall be an Extraordinary Event.

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) adding the words “or a Significant Transaction” immediately following the words “Merger Event” in the second and third lines thereof, (ii) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (iii) replacing the word “leads to the” with the words “would, if consummated, lead to a” in the third and the fifth lines thereof, (iv) adding after the words “voting shares” in the fifth line thereof the words “, voting power or Shares”, (v) inserting the words “by any person or entity” after the word “announcement” in the second and the fourth lines thereof and (vi) inserting the words “, as determined by the Calculation Agent, or any subsequent public announcement of a change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)” at the end of each of clauses (i) and (ii) thereof.

Consequences of Announcement

Event:	With respect to any Announcement Event, the Calculation Agent shall determine the economic effect of such Announcement Event on the theoretical value of each Component of the Transaction (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) on or after the relevant Announcement Date and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component and if, in the case of clause (i) or (ii), such economic effect is material, the Calculation Agent (x) shall adjust the terms of such Component to reflect such economic effect on Dealer with respect to the Transaction and determine the effective date of such adjustment or (y) if the Calculation Agent determines, on or after the Announcement Date, that no adjustment it could make under clause (x) above is likely to produce a commercially reasonable result, shall notify the parties in writing that such Component of the Transaction will be terminated, in which case the amount payable upon such termination will be determined by Dealer pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Valuation Date or earlier date of termination for such Component, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any Cancellation Amount or an Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that the definitions of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “, voting power or Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined

Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency

or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) deleting the words “a party to such Transaction” in the fifth line thereof and replacing them with the words “Dealer”, (iii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (v) deleting the words “it” and “its” in the seventh line thereof and replacing them with the words “either party” and “such party’s”, respectively, and (vi) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof; provided, further, that to the extent any increased cost described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions is of a type also described in Section 12.9(a)(vi) of the Equity Definitions, then the consequences provided with respect to “Increased Cost of Hedging” in Section 12.9(b)(vi) of the Equity Definitions shall apply.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following phrase at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”

Increased Cost of Hedging:	Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following parenthetical immediately following the term “equity price risk” in the fifth line thereof: “(including, for the avoidance of doubt and without limitation, stock price risk and volatility risk)”.

Loss of Stock Borrow:	Applicable; provided that Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “, in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends” with “the Lending Party does not lend” in the penultimate sentence.

Maximum Stock

Loan Rate:	300 basis points per annum

Increased Cost of

Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

Initial Stock

Loan Rate:	25 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, Dealer. In such capacity, Dealer will act in good faith and in a commercially reasonable manner.

Determining Party:	For all applicable Extraordinary Events, Dealer. In such capacity, Dealer will act in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable.

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Transaction Documentation:	Collectively, this Master Confirmation, any Supplemental Confirmation, the Agreement, the Security Agreement, the Control Agreement, the Parent Agreement and each agreement or instrument delivered pursuant to the foregoing or the Collateral.

3.       Calculation Agent:

Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner; provided, however, if there is an Event of Default of the type described in Section 5(a)(vii) of the Agreement in which Dealer is the Defaulting Party, Counterparty may select a leading dealer in the relevant market to be substitute Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent, the Calculation Agent will, upon request by Counterparty, promptly, but in no event later than the fifth Exchange Business Day, following such request, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data but without disclosing Dealer’s confidential or proprietary models or other information that may be confidential, proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

4.       Conditions Precedent: With respect to each Transaction, Dealer’s obligations under such Transaction are subject to the satisfaction or waiver (such waiver to be in writing) by Dealer of the following conditions:

(a)                 The representations and warranties of Counterparty contained herein, in the Agreement (including as may be modified herein) and in each Credit Support Document shall be true and correct as of the Trade Date as if made on the Trade Date;

(b)                Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date hereunder, under the Agreement (including as may be modified herein) and under each Credit Support Document;

(c)                 Counterparty shall have executed the related Supplemental Confirmation;

(d)                Counterparty shall have executed a Pledge and Security Agreement, dated as of the date of this Master Confirmation, between Counterparty and Dealer (the “Security Agreement”);

(e)                 Counterparty shall have executed an Account Control Agreement, dated as of the date of this Master Confirmation, among Counterparty, Dealer and RBC Capital Markets LLC (“Custodian”) (the “Control Agreement”);

(f)                  Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Parent”), Gulf Hungary Holding Korlátolt Felelősségű Társaság, a Hungary limited liability company (the “Intermediate Parent”) and Counterparty shall have executed a parent agreement, dated as of the date of this Master Confirmation, in favor of Dealer (the “Parent Agreement”);

(g)                Counterparty shall have executed a Consent to the Margin Loan Agreement, dated as of the date of this Master Confirmation, among Counterparty, each Lender party thereto, and Citibank, N.A., as Administrative Agent and Calculation Agent; and

5.       Additional Representations and Warranties:

(a)       In connection with this Master Confirmation, each Supplemental Confirmation and each Transaction hereunder, each party represents and warrants to the other party on the Trade Date of each Transaction that such party is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended, by virtue of being a corporation, partnership, proprietorship, organization, trust or other entity that has total assets exceeding $10,000,000.

(b)      The parties intend for this Master Confirmation as supplemented by the relevant Supplemental Confirmation to constitute a “Contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”).

6.       Counterparty Representations, Warranties and Agreements: Counterparty hereby represents and warrants to, and agrees with, Dealer on the Trade Date for each Transaction and any day on which it makes any election in respect of any Transaction (including an election of a Settlement Method) (unless another date or dates are specified below) as follows:

(a)                 Counterparty is not entering into such Transaction hereunder or taking any action hereunder (including any election or deemed election) or in connection herewith “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and neither Counterparty nor any “person” associated with Counterparty within the meaning of paragraph (a)(2) of Rule 144 (each such other person, an “Associated Person”) is aware of, any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer.

(b)                Counterparty is not entering into such Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.

(c)                 Counterparty understands and will comply with Counterparty’s responsibilities under applicable securities laws in connection with such Transaction hereunder including, but not limited to, the provisions of Section 13 and Section 16 of the Exchange Act. Counterparty shall provide Dealer with an opportunity to review and comment on any filings to be made in connection with the Transaction.

(d)                On or prior to the second Exchange Business Day following the Trade Date of such Transaction, Counterparty shall deliver (i) to Custodian a number of Shares equal to the aggregate Number of Shares for all Components for such Transaction (the “Collateral Shares”) in the manner specified in the Security Agreement, (ii) to “Custodian” the aggregate “Number of Shares” (in each case as defined in any substantially similar transaction entered into by Counterparty with any other dealer on the Trade Date) in the manner specified in the related security agreement and (iii) to Dealer opinions of Counterparty’s New York law counsel and Cayman Islands law counsel, in form and substance satisfactory to Dealer.

(e)                 Counterparty (A) has not, during the preceding three months, except as set forth in any Form 144 or other notice delivered to Dealer prior to the Trade Date, sold any Shares (or security entitlements in respect thereof other than the security entitlement related to Counterparty’s pledge of Shares pursuant to the Pledge and Security Agreement, dated as of April 9, 2020, by and among Counterparty, as grantor, and Dealer, as administrative agent for the lenders, and the lenders party thereto, to secure Counterparty's obligations under the Margin Loan Agreement); and (B) agrees that Counterparty shall not, without the prior written consent of Dealer, sell any Shares (or security entitlements in respect thereof) prior to Dealer or its affiliates having sold the full Number of Shares in accordance with the Interpretive Letters. For the purposes of (A) and (B) hereof; (i) Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares; (ii) sales shall include hedges (through swaps, options, short sales or otherwise) of any long position in the Shares (or security entitlements in respect thereof) and (iii) sales and hedges by Counterparty shall include those by any person attributable to or aggregated with Counterparty for purposes of Rule 144 under the Securities Act (“Rule 144”).

(f)                  Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144.

(g)                If Counterparty were to sell on such Trade Date a number of Shares equal to the Number of Shares for such Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.

(h)                Counterparty has, on or prior to such Trade Date, transmitted by mail for filing, in the manner contemplated by Rule 144(h), a notice on Form 144 relating to such Transaction contemplated hereby in form and substance that Dealer has informed Counterparty is acceptable to Dealer.

(i)                  Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Dealer or an affiliate of Dealer effects in the public markets in connection with establishing Dealer’s Hedge Position with respect to any Transaction.

(j)                  Except as provided herein, Counterparty has not made, will not make, and has not arranged for, any payment to any person in connection with any sales of Shares that Dealer or an affiliate of Dealer effects in the public markets in connection with establishing Dealer’s Hedge Position with respect to any Transaction.

(k)                Counterparty’s “holding period” for the Collateral Shares that are “restricted securities” (within the meaning of Rule 144), determined in accordance with Rule 144, commenced on August 1, 2019.

(l)                  Counterparty owns (as such term is used in Rule 16c-4 under the Exchange Act) a number of Shares (including the Shares pledged to Dealer under the Security Agreement), after subtracting the number of Shares to which any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) have been established or are maintained by Counterparty (other than any put equivalent position established as a result of a Transaction hereunder), at least equal to the Number of Shares.

(m)               Counterparty understands no obligations of Dealer to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(n)                Counterparty understands Counterparty’s investments in and liabilities in respect of a Transaction hereunder are not readily marketable, and Counterparty is able to bear any loss in connection with such Transaction, including the loss of Counterparty’s entire investment in such Transaction.

(o)                COUNTERPARTY UNDERSTANDS THAT ANY TRANSACTION HEREUNDER IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(p)                Counterparty is entering into such Transaction hereunder for Counterparty’s own account and not with a view to transfer, resale or distribution and understands that such Transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states and other jurisdictions, that any such security has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, therefore, (except for any pledge to Dealer or its affiliates) may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state or other jurisdiction’s securities law, or an exemption from registration is available.

(q)                Counterparty is aware and acknowledges that Dealer, its affiliates or any entity with which Dealer hedges any Transaction hereunder may from time to time take positions in instruments that are identical or economically related to such Transaction or the Shares or have an investment banking or other commercial relationship with the Issuer. In addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of Dealer, its affiliates or any entity with which Dealer hedges any Transaction hereunder, including purchases and sales of the Shares in connection with, or in anticipation of, such Transaction, may affect the trading price of the Shares.

(r)                  Counterparty will promptly inform Dealer of any material changes in the information set forth herein occurring prior to the last Settlement Date or Cash Settlement Payment Date of any Transaction hereunder.

(s)                 For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement but after giving effect to the Issuer Agreement, Counterparty represents that the execution, delivery and performance of this Master Confirmation, each Supplemental Confirmation, each Credit Support Document and any other documentation relating to the Agreement to which Counterparty or any Associated Person is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, investment agreement, lock-up agreement, standstill agreement, registration rights agreement, confidentiality agreement or other agreement binding on Counterparty or any Associated Person or affecting Counterparty, any Associated Person or any of their respective assets (including its Shares).

(t)                 No Transaction hereunder shall violate any corporate policy of the Issuer (including, but not limited to, any window period policy) or other rules or regulations of the Issuer applicable to Counterparty or any Associated Person.

(u)                Counterparty agrees to execute each properly completed Supplemental Confirmation promptly following receipt thereof.

(v)                Upon having knowledge of any Event of Default, Counterparty will promptly notify Dealer of the occurrence of such Event of Default under the Agreement where Counterparty is the Defaulting Party, or the occurrence of any event that with the giving of notice, the lapse of time or both would be such an Event of Default.

(w)                Counterparty is not and will not be insolvent at the time such Transaction hereunder is consummated, and is not and will not be rendered insolvent as a result thereof. At the time of any payment to or for the benefit of Dealer, Counterparty does not intend and will not intend to incur, and does not incur and will not incur, debts that are beyond the ability of Counterparty to pay as they mature.

(x)                 Counterparty is not and, after giving effect to any Transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(y)                The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA).

(z)                 Counterparty is not as of the date hereof, and shall not during the term of such Transaction become, an “affiliated purchaser” of the Issuer within the meaning of Rule 10b-18 under the Exchange Act.

(aa)              Counterparty shall reimburse Dealer and its affiliates for reasonable expenses of external counsel in connection with the preparation and negotiation of the Transaction and all related documentation.

7.       Acknowledgments: The parties intend that:

(a)       Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.

(b)       This Master Confirmation, each Supplemental Confirmation and each Credit Support Document is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code.

(c)       The rights given to each party under this Master Confirmation, under each Supplemental Confirmation, the Agreement and each Credit Support Document upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.

(d)       Each party is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8.       Miscellaneous:

(a)       Transfer. Notwithstanding any provision of the Agreement to the contrary, (i) Counterparty shall be entitled to pledge all of its rights and interest in any Transaction hereunder to Dealer and (ii) Dealer shall be entitled to designate one or more entities that are wholly-owned, directly or indirectly, by Citigroup Inc., or any successor thereto (each, a “Dealer Affiliate”) to deliver or take delivery of, as the case may be, any Shares or other property in respect of any Transaction hereunder; provided that Counterparty shall have recourse to Dealer in the event of the failure by a Dealer Affiliate to perform any of such obligations hereunder.

(b)       Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.

(c)       Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.

(d)       Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO the Agreement, this Master Confirmation, aNY Supplemental Confirmation or the transactions contemplated hereby OR THEREBY OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF or THEREOF.

(e)       Confidentiality. Dealer and Counterparty agree that (i) Counterparty is not obligated to Dealer to keep confidential from any and all persons or otherwise limit the use of any element of Dealer’s descriptions relating to tax aspects of the Transactions contemplated hereby and any part of the structure necessary to understand those tax aspects, and (ii) Dealer does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

(f)       Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares in connection with a Transaction if, immediately upon giving effect to such receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 4.5% of the outstanding Shares, (ii) Dealer, or any “affiliate” or “associate” of Dealer, would be an “interested stockholder” of Issuer, as all such terms are defined in Section 2553 of the Pennsylvania Business Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that such delivery would not result in any of such Ownership Limitations being breached. “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under, if applicable, Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). Notwithstanding anything in the Agreement, this Master Confirmation or any Supplemental Confirmation to the contrary, Dealer (or the Dealer Affiliate designated by Dealer pursuant to Section 8(a) above) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(f), until such time as such Shares are delivered pursuant to this Section 8(f).

(g)       Right to Extend. Dealer may divide a Component into additional Components and designate the Valuation Date and the Number of Shares for any Component comprised by such Transaction (and may make corresponding adjustments to the Final Disruption Date for the relevant Transaction) if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer or one of its affiliates to effect transactions in the Shares in connection with its hedging or hedge unwind activity hereunder in a manner that would, including as if Dealer or such an affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements or with related policies and procedures applicable to Dealer; provided that any such voluntarily adopted policies or procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner.

(h)       Indemnity and Limitation on Liability. Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers and employees (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party become subject, which directly relate to or arise out of any breach by Counterparty of any material provision of this Master Confirmation, any Supplemental Confirmation or the Agreement (including Counterparty’s material representations and warranties), and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses within 30 days, upon written request, after they are incurred in connection with the investigation of, preparation for or defense or settlement of any claim, suit or proceeding arising therefrom, to which such Indemnified Party is a party thereto and whether or not such claim, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense (x) is found in a final judgment by a court of competent jurisdiction to have resulted from the Indemnified Party’s breach of a material term of this Master Confirmation, any Supplemental Confirmation or the Agreement, willful misconduct, bad faith or gross negligence or (y) arise out of any dispute among Indemnified Parties that did not involve actions or omissions of Counterparty (and in either case, such Indemnified Party shall promptly return to Counterparty any amounts previously received from Counterparty hereunder). The provisions of this Section 8(h) shall survive completion of each Transaction contemplated by this Master Confirmation. Notwithstanding any other provision herein, neither Counterparty nor Dealer will be liable for special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.

9.             Schedule Provisions:

(a)                Credit Support Documents. Each of the Security Agreement, the Control Agreement and the Parent Agreement constitutes a Credit Support Document with respect to Counterparty.

(b)                Automatic Early Termination. Automatic Early Termination will not apply to Dealer or Counterparty.

(c)                 Additional Schedule Provisions.

(i)                  “Specified Entity” means (i) in relation to Counterparty for purposes of Sections 5(a)(v), 5(a)(vi) and 5(b)(v), none, and for purposes of Section 5(a)(vii), the Intermediate Parent and the Parent and (ii) in relation to Dealer for purposes of Section 5(a)(v), all Affiliates, and for purposes of Sections 5(a)(vi), 5(a)(vii) and 5(b)(v), none.

(ii)                 “Specified Transaction” means any derivatives transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between Counterparty and Dealer or an Affiliate of Dealer which is not a Transaction under this Agreement.

(iii)                The “Cross-Default” provisions of Section 5(a)(vi) will apply to Dealer and Counterparty. “Threshold Amount” means, with respect to Dealer, 3% of the shareholders’ equity of Dealer, and with respect to Counterparty, USD 1,000,000 (or its equivalent in another currency); provided, however, the words: “, or becoming capable at such time of being declares,” shall be deleted from Section 5(a)(vi)(1), and “Specified Indebtedness” shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business.

(iv)                The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Counterparty.

(v)                “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of the Agreement to all Transactions starting from the date of this Master Confirmation.

(vi)               To the extent any Transaction is then outstanding, promptly following termination of the “Facility” (as defined in the Margin Loan Agreement), the parties shall negotiate in good faith to amend this Master Confirmation to include separateness provisions equivalent to the separateness provisions then included in the Margin Loan Agreement, including Sections 5.02, 5.10, 6.01, 6.02, 6.03, 6.04, 6.05, 6.07, 6.08, 6.09, 6.10, 6.15, 7.01(e)(i) and related definitions of the Margin Loan Agreement, and also amend Counterparty’s organizational documents (including by delivering a new Irrevocable Proxy Instrument (as defined in the Margin Loan Agreement but in favor of a party designated by Dealer)) and the Parent Agreement to reflect such separateness provisions. If the parties fail to agree on an amendment pursuant to this provision by the 10th Exchange Business Day following termination of the “Facility” (as defined in the Margin Loan Agreement), such failure shall constitute an Additional Termination Event with respect to which Counterparty shall be the sole Affected Party and all Transactions hereunder shall be Affected Transactions.

“Margin Loan Agreement” means that certain Margin Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time) by and among QH Hungary Holdings Limited, as Borrower, Citibank, N.A., as Administrative Agent and as Calculation Agent, and the Lenders party thereto from time to time.

(vii)              The failure by Dealer to return the relevant “Collateral” (as defined in the Security Agreement), pursuant to the proviso in the third sentence of Section 13(c) of the Security Agreement, if such failure is not remedied on or before the first Exchange Business Day after notice of such failure is given to Dealer, shall constitute an Event of Default with respect to Dealer under the Agreement.

(f)       Agreement to Deliver Documents. Each party agrees to deliver the following documents, as applicable:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Dealer and Counterparty	Evidence of authority and specimen signatures of signatories of such party	Upon or promptly following execution of this Master Confirmation	Yes
Counterparty	Resolutions or other documents evidencing authority of Counterparty to enter into this Master Confirmation, each Supplemental Confirmation and Transaction hereunder and any Credit Support Document	Upon or promptly following execution of this Master Confirmation	Yes
Counterparty	Copies of all organizational documents of Counterparty	Upon or promptly following execution of this Master Confirmation	Yes

For the purpose of Sections 4(a)(i) and 4(a)(ii) of the Agreement, each party agrees to deliver the following documents, as applicable:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Counterparty	Counterparty shall provide to Dealer a correct, completed and signed Internal Revenue Service Form W-8BEN-E (or successor of such form), certifying, if applicable, eligibility under the “Dividends” provision of an applicable income tax treaty with the United States and any required attachment thereto, completed in a manner reasonably acceptable to Dealer and, in particular, with the “corporation” box checked on line 4 thereof.	(i) Upon execution of this Master Confirmation, (ii) promptly upon the reasonable request of Dealer; and (iii) promptly upon learning that the information on any such form previously provided by Counterparty has become inaccurate or incorrect.	No
Dealer	Dealer shall provide to Counterparty a correct, completed and signed Internal Revenue Service Form W-8ECI (or successor of such form) and any required attachment thereto, that eliminates U.S. federal withholding tax and backup withholding tax on payments under this Confirmation, completed in a manner reasonably acceptable to Counterparty and, in particular, with the “corporation” box checked on line 4 thereof.	(i) Upon execution of this Master Confirmation, (ii) promptly upon the reasonable request of Counterparty; and (iii) promptly upon learning that the information on any such form previously provided by Dealer has become inaccurate or incorrect.	No
Counterparty and Dealer	Any other form or document, accurately completed and in a manner reasonably satisfactory to the other party, that may be required or reasonably requested in order to allow the other party to make a payment under this Master Confirmation, including any Credit Support Document, without any deduction or withholding for or on account of any Tax or with such deduction at a reduced rate.	Promptly upon the reasonable request of the other party.	No

(g)       Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “change” in the fourth line thereof: “; provided that if any new account of one party is not in the same tax jurisdiction as the original account, the other party shall not be obliged to pay, for tax reasons, any greater amount and shall not be obliged to accept any lesser amount as a result of such change than would have been the case if such change had not taken place.”

(h)       Office of Dealer for the Transaction is Toronto.

10.        Tax Provisions:

(a)       Payer Representations: For the purpose of Section 3(e) of the Agreement, Dealer and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement or amounts payable hereunder that may be considered to be interest for United States federal income tax purposes) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) and/or Section 3(g) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)       Payee Representations. For the purpose of Section 3(f) of the Agreement:

(i)       Dealer makes the following representations:

(A)       It is a (i) bank organized under the law of Canada and (ii) corporation for U.S. federal income tax purposes.

(B)       It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the U.S. Treasury Regulations (the “Regulations”) for U.S. federal income tax purposes.

(C)       Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(ii)       Counterparty makes the following representations:

(A)       Counterparty is a “non-U.S. branch of a foreign person” (as that term is used in sections 1.1441-4(a)(3)(ii) and 1.6041-4(a)(4) of the Regulations) for U.S. federal income tax purposes.

(B)        Counterparty is fully eligible for the benefits of the “Business Profits” provision, the “Interest” provision, the “Dividend” provision and the “All Other Income” provision of the income tax treaty between of the United States and the country or countries that have an income tax treaty with the United States and in which Counterparty is resident for treaty purposes with respect to any payment described in such provisions and received or to be received by it in connection with this Master Confirmation and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the United States.

(C)       It is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

(c)       Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(d)       HIRE Act Protocols. The parties agree that the definitions and provisions contained in the Attachment to the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 are incorporated into and apply to this Master Confirmation as if set forth in full herein. References in those definitions and provisions to any ‘Covered Master Agreement’ will be deemed to be references to this Master Confirmation, and references to "Implementation Date" shall be deemed to be references to the date of this Master Confirmation. For greater certainty, if there is any inconsistency between this provision and the provisions in any other agreement between the parties to which this Transaction relates, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the ISDA 2015 Section 871(m) Protocol.

11.       Notices:

Addresses for notices or

communications to Dealer:

For purpose of Giving Notice:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	ECM

Email: RBCECMCorporateEquityLinkedDocumentation@rbc.com

For Trade Affirmations and Settlements:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	Back Office
Email: geda@rbccm.com

For Trade Confirmations:

To:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281
Attention:	Structured Derivatives Documentation
Email: seddoc@rbccm.com

Addresses for notices or

communications to Counterparty:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
Telephone: +36 1 646 4638
Fax: +36 1 646 4649
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

12.       Account Details:

Payments to Dealer:	For any USD payments:

JP Morgan Chase NY (CHASUS33)
ABA 021-000-021
Royal Bank of Canada (ROYCUS3X)
A/C# 920-1-033363
FFC A/C NAME: RBC US Transit
FFC A/C #: 012692041499

Payments to Counterparty:	To be advised.

13.       U.S. QFC Provisions.

To the extent that the QFC Stay Rules are applicable hereto, then the parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

14.       Account Agreement. To the extent there is any inconsistency between any term of the Account Agreement (as defined in the Control Agreement) and any term of this Master Confirmation, this Master Confirmation shall prevail.

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any Transaction contemplated by this Master Confirmation and return to us.

Yours sincerely,

ROYAL BANK OF CANADA

By:	/s/ Authorized Representative
Authorized Representative

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Director

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

Date:	[__________], 20[__]

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Royal Bank of Canada

Reference Number:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Royal Bank of Canada (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 26, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[_________, 20__]

[Prepayment Amount:	USD [_____]

Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

Initial Share Price:	USD [_____]

Forward Floor Price:	USD [Insert [___]% of the Initial Share Price]

Forward Cap Price:	USD [Insert [___]% of the Initial Share Price]][1]

1 To be included if a block execution is used.

Annex A - 1

[Hedge Period:

The period commencing on the Hedge Period Start Date and ending on the earlier of (i) the Exchange Business Day on which Dealer or its affiliates finish establishing Dealer’s initial Hedge Positions in respect of the Maximum Number of Shares; and (ii) the Cutoff Date (such earlier date, the “Hedge Completion Date”). Promptly following the Hedge Completion Date, Dealer shall notify Counterparty of the terms of the Transaction, including: the Hedge Completion Date; the Number of Shares; the Initial Share Price, the Forward Floor Price, the Forward Cap Price, the Prepayment Amount and the Prepayment Date.

Hedge Period Start Date:	[_________, 20__]

Cutoff Date:	[_________, 20__]

Maximum Number of Shares:	[_____] Shares

Number of Shares:

(i) If Dealer or its affiliates have established an initial Hedge Position in respect of the Maximum Number of Shares, as set forth in the table below; and

(ii) Otherwise, notwithstanding the table below, the number of Shares for which Dealer has established its initial Hedge Positions during the Hedge Period, which number shall be allocated by the Calculation Agent to Components (rounded using a rounding convention determined by the Calculation Agent, with any remainder allocated to the final Component).

Prepayment Amount:	An amount in USD equal to (a) the product of (i) the Number of Shares, (ii) the Floor Price and (iii) [__]% minus (b) the Premium.

Premium:	An amount in USD equal to the product of (i) the Number of Shares and (ii) the Premium per Share.

Premium per Share:	Shall be determined using the Initial Share Price and the table set forth in Schedule A.
Prepayment Date:	The later of (i) the second Currency Business Day following the Hedge Completion Date and (ii) the first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

Initial Share Price:	The volume weighted average price per Share at which Dealer or its affiliates established Dealer’s initial Hedge Positions in respect of the Transaction during the Hedge Period at such times and in such amounts as are determined in the exercise of Dealer’s commercially reasonable discretion; provided that, Dealer shall not establish Hedge Positions such that the Initial Share Price be a price lower than Price Limit.

Price Limit:	USD [_____]

Forward Floor Price:	USD [_____]

Forward Cap Price:	USD [_____]][2]

Final Disruption Date:	[_________, 20__]

Contractual Dividend:	USD [_____]

2 To be included if agency execution is used.

Annex A - 2

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	[ ]	[ ]
2	[ ]	[ ]
3	[ ]	[ ]
4	[ ]	[ ]
5	[ ]	[ ]
6	[ ]	[ ]
7	[ ]	[ ]
8	[ ]	[ ]
9	[ ]	[ ]
10	[ ]	[ ]
11	[ ]	[ ]
12	[ ]	[ ]
13	[ ]	[ ]
14	[ ]	[ ]
15	[ ]	[ ]
…	[ ]	[ ]

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to this Transaction shall be made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

[Counterparty represents, warrants and covenants to Dealer that:

Counterparty is entering into this Supplemental Confirmation in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares during the Hedge Period. Counterparty acknowledges that it is the intent of the parties that the Transaction entered into under this Supplemental Confirmation (including, without limitation, the sale by Dealer or its affiliate into the public market in unsolicited brokerage transactions a number of Shares equal to the Maximum Number of Shares in connection with the establishment of Dealer’s initial Hedge Positions with respect to the Transaction) complies with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

Counterparty acknowledges and agrees that it has no right to, and will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3) under the Exchange Act) under the Transaction entered into under this Supplemental Confirmation, including, without limitation, Dealer’s or its affiliate’s establishment of its initial Hedge Positions with respect to the Transaction.

Annex A - 3

Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Shares and/or the Issuer.]3

3 To be included if agency execution is used.

Annex A - 4

[Schedule A

Initial Share Price	Premium per Share

If the exact Initial Share Price is not set forth in the table and is between two Initial Share Prices on the table, the Premium per Share shall be determined by a straight-line interpolation, with reference to the next higher and next lower Initial Share Prices (and if the exact Initial Share Price exceeds the highest or is below the lowest Initial Share Price in the table, the Premium per Share shall each be extrapolated from the table by the Calculation Agent in a commercially reasonable manner). The Premium per Share shall be rounded to the nearest 0.0001.]4

4 To be included if agency execution is used.

Annex A - 5

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by manually signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

ROYAL BANK OF CANADA

By:
Authorized Representative

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:
Name:
Title:

Annex A - 6